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                                   EXHIBIT 14

                                 CODE OF ETHICS

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                                 CODE OF ETHICS
            FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                        OF FLATBUSH FEDERAL BANCORP, INC.


        It is the policy of Flatbush Federal Bancorp, Inc. (the "Company") that the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

        1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

        2. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information which is accurate, complete, fair and understandable.

        3. Comply with laws of federal, state and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

        4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

        5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

        6. Proactively promote ethical behavior among subordinates and peers.

        7. Use corporate assets and resources employed or entrusted in a responsible manner.

        8. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain. Do not compete directly or indirectly with the Company.

        9. Comply in all respects with the Company's Code of Business Conduct and Ethics.

        10. Advance the Company's legitimate interests when the opportunity arises.

        11. Promptly report violations of this Code of Ethics to the CEO, CFO or the Company's Board of Directors.

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        The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver of any provision of the Code of Ethics. Any waiver shall be promptly disclosed through a filing with the SEC on Form 8-K. Any changes to the Code of Ethics shall be promptly disclosed. It is also the Policy of Flatbush Federal Bancorp, Inc. that the CEO and CFO of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with each of the Audit Committee and the Board of Directors.




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                         FLATBUSH FEDERAL BANCORP, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

SECTION 1 - OVERVIEW
--------------------

1.1     PURPOSE OF THE CODE

This Code of Business Conduct and Ethics ("Code") is intended to deter wrongdoing and promote:

        o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        o Full, fair, accurate timely and understandable disclosure in documents the Company files with, or submits to, the Securities and Exchange Commission and in all public communications made by the Company'

        o Compliance with applicable governmental laws, rules and regulations;

        o Prompt internal reporting to designated persons of violations of the Code; and

        o       Accountability for adherence to the Code.

1.2     APPLICATION OF THE CODE

The Code applies to all directors (where applicable), officers and employees of Flatbush Federal Bancorp, Inc. and its affiliates (the "Company"). The Code applies to all employee decisions and activities within the scope of employment, or when representing the Company in any capacity. A COPY OF THE CODE WILL BE INCLUDED IN THE ORIENTATION PACKAGE PROVIDED TO NEW EMPLOYEES. Following review of the Code, new employees will be asked to sign a written confirmation that they have reviewed the Code in its entirety, and agree to adhere to its provisions. Existing employees will be asked to review the Code each time it is revised, and will periodically receive training on the Code from the Corporate Training Department. All Bank managers should be familiar with the requirements of the Code, and should encourage employees to apply the Code to their daily activities and decisions, and to seek guidance from the appropriate individuals when additional information or explanation is needed. Each executive officer and director shall affirm annually to the entire board of directors that the executive officer or director has read and complied with the Code, and that they do not know of any unreported violations of the Code.

1.3     OBTAINING GUIDANCE

If you need additional explanation regarding a particular provision of the Code, or if you need guidance in a specific situation, please contact you immediate supervisor. If you are uncomfortable speaking to you immediate supervisor, or if you require additional guidance after

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having consulted with you supervisor, you are encouraged to contact any of the following individuals:

COMPLIANCE OFFICER
ROBERT CARRANO  (718) 677-4412 (EMAIL: RCARRANO@FLATBUSHFED.COM)

HUMAN RESOURCES
DONNA BUENCAMINO (718) 677-4417 (EMAIL: DONNAB@FLATBUSHFED.COM)

You may contact any manager or the Human Resources Department for guidance on any sensitive personal matter, such as possible discrimination or harassment.

1.4     REPORTING VIOLATIONS OF THE CODE

Acting with the highest standard of ethics and integrity is critical to the success of our Bank, and must be reflected in our daily decisions and actions. It is the duty and responsibility of each employee and director to understand and adhere to the principles provided in the Code so that potential issues may be effectively and efficiently resolved and the valuable reputation of the Company preserved. Any known or suspected violation of the Code must be promptly reported. This includes violations or possible violations involving you, another employee, including managers, or an agent acting on behalf of the Company. Any violation of law, rule or regulation applicable to the Company and/or corporate policy is also a violation of this Code. Violations of the Code may result in disciplinary action including, in severe situations, immediate termination of employment.

If you know of or suspect a violation of the Code, including actions or failures to act, immediately report the matter to your manager, the compliance designee of you business unit, or any of the persons listed in Section 1.3. Concerns or complaints regarding accounting, internal accounting controls or auditing matters that arise in the ordinary course of business and that cannot be resolved with your immediate supervisor should be directed to the Compliance Officer at the number and e-mail, address in Section 1.3. If you are not comfortable reporting a known or suspected violation in person you may contact ROBERT CARRANO AT (718) 677-4412 OR DONNA BUENCAMINO AT (718) 677-4417 to leave a confidential message.

In addition, concerns regarding questionable accounting, internal accounting controls or auditing matters may be made directly to the Chairman of the Audit Committee by calling ANTHONY RUMOLO AT 1-(732) 842-3430.

All concerns or complaints will be promptly investigated and appropriate action taken. No person expressing concerns or complaints will be subject to any disciplinary or other adverse action by the Company absent a knowingly false report. All concerns or complaints may be made anonymously and will remain confidential. Please provide sufficient information to allow parties to properly investigate your concerns or complaints. The Company will retain a record of all concerns and complaints, and the results of its investigations, for five years.

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SECTION 2 - CONFIDENTIALITY OF INFORMATION
------------------------------------------

2.1     GENERAL

Every employee has a strict responsibility to safeguard all confidential Bank information entrusted to (or known by) him or her. Each employee must respect and maintain confidentiality regarding the transactions and affairs of the Company.

A customer's financial or personal information is strictly confidential and must never be used or disclosed in an improper or inappropriate manner. This information may not be used as a basis for personal investment decisions. Employees must treat confidential customer information in accordance with the provisions of the Code as well as FLATBUSH FEDERAL'S PRIVACY POLICY.

Financial information about the Company is not to be given to persons outside the Company unless it has been reported to the shareholders or has otherwise been made available to the public. Exceptions to this general policy include disclosure to attorneys, accountants and other professionals working on behalf of the Company, as well as regulatory examiners. Any and all subpoenas of or for information received by an employee shall be forwarded to the President and Chief Executive Officer for review and response.

All employees must also comply with the provisions of the Company's Insider Trading Policy, which details the responsibilities of all employees of the Company arising from the Company's status as a public company under the federal securities laws and the federal deposit insurance corporation. Employees possessing information that could influence decisions regarding the purchase or sale of Bank stock must take precautions to ensure that this information is not inappropriately shared with others, including other employees. Employees with material nonpublic information cannot buy or sell Bank stock. For a more detailed explanation of your obligations, please refer to the Company's Insider Trading Policy.

This section also applies to information inadvertently received by employees, including e-mails, facsimile transmissions, all types of mail, including inter-office mail, and all other forms of written, verbal or electronic communications.

2.2     EXAMPLES OF CONFIDENTIAL INFORMATION

        o The identity of customers and potential customers and their personal, business and financial information;
        o       Non-public business and financial information of the Company;
        o       Personal information regarding any employee of the Company;
        o Personal or non-public business information regarding any supplier, vendor or agent of the Company;
        o Information related to, including the identity of, potential candidates for mergers and acquisitions;
        o Information regarding the Company's business strategies, plans or proposals;
        o Information related to computer software programs, whether proprietary or standard'

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        o       Information related to documentation systems, information
                databases, customized hardware or other information systems and technological developments;
        o Manuals, processes, policies, procedures, compositions, opinion letters, ideas, innovations, inventions, formulas and other proprietary information belonging to the Company or related to the Company' activities;
        o Security information, including without limitation, policies and procedures, passwords, personal identification numbers (PINs) and electronic assess keys'
        o       Communications by, to and from regulatory agencies;
        o Certain communications with or from attorneys for the Company, whether internal or external; and
        o Any other information which may be deemed confidential, or which may be protected according to the Company's Privacy Policy.

2.3     EXAMPLES OF MATERIAL INSIDE INFORMATION

Generally material inside information is defined as any information that is confidential in nature, and that a reasonable investor would likely consider important in deciding whether to buy, sell, or hold the Company's stock. The following types of information, if not generally known or publicly announced, should be considered material inside information and treated according to the provisions of this Code and the Company's Insider Trading Policy:

        o       Proposals or plans for mergers and acquisitions;
        o Earnings estimates or results, whether for the month, quarter or year;
        o Determinations as to cash or stock dividends to be paid by the Company;
        o       New product innovation, development or implementation;
        o Major litigation, adverse regulatory proceeding or material threat of either event;
        o Significant operational issues, including changes reserves for losses and loss adjustment expenses;
        o Significant expansion of operations, whether geographic or otherwise, or the curtailment of current or future planned operations; and
        o Any other information which, if known, would likely influence the decisions of investors

SECTION 3 - CONFLICTS OF INTEREST
---------------------------------

3.1     GENERAL

Our ability to act fairly and with integrity is critical in maintaining the trust we have established with our customers, our shareholders, our suppliers and vendors, our regulators and the communities we serve. Everyone must avoid any action or situation that conflicts with the interests of the Company or its customers, or which gives the appearance of a conflict. The appearance of a conflict can at times be as damaging as an actual conflict, and can diminish the valuable relationships we have developed with others. We should consistently conduct ourselves in the best interests of the Company's its customers, shareholders and employees, and should avoid situations, which have the potential to impair or affect independence and objective judgment. Any potential conflict of interest must be approved in advance by the Company's

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COMPLIANCE OFFICER listed in Section 1.3. If it involves a director or executive officer, the matter must be approved in advance by the board of directors.

3.2     PERSONAL OR RELATED BUSINESS OPPORTUNITIES

Directors and employees must avoid conflicts involving business opportunities which may arise as a result of their service or employment with the Company. These conflicts not only damage the Company's reputation but also may constitute criminal violations of federal law. The following are brief guidelines regarding improper business opportunities or relationships that must be reported. These guidelines are not intended to be the only business situations that may involve a conflict of interest.

        o Accepting a business opportunity from someone doing business with or wanting to do business with the Company that (1) is not available to other individuals on similar terms; or (2) is made available to you because of your position with the Company.

        o Personally accepting a business opportunity that belongs to the Company.

        o Engaging in a business opportunity that competes with the Company, whether directly or indirectly.

        o Engaging in a business opportunity with the Company through an entity in which the employee or director has an undisclosed interest.

Employees and directors must disclose to the COMPLIANCE OFFICER if a relative or business associate of the employee or the director provides or is seeking to provide goods or services to the Company.

3.3     EMPLOYMENT OUTSIDE OF THE COMPANY

Outside employment may compromise an employee's judgment or impede the employee's ability to act in the Company's best interest. Accordingly, full-time employees may not work full-time for another employer. A part-time employee may work for another employer, and a full-time employee may work part-time for another employer WITH THE WRITTEN APPROVAL OF HIS/HER CURRENT SUPERVISOR provided that such employment does not place the employee in a position of competition with the Company, whether direct or indirect.

3.4     PREFERENTIAL TREATMENT IN PROVIDING SERVICES

Every customer and employee is entitled to respect, courtesy and equality. Employees must provide the highest level of professionalism and service on a consistent and equal basis. The following are guidelines on how to avoid referential treatment of certain individuals or businesses.

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        o       Employees must avoid favoring the interests of certain
                customers, suppliers or other employees. All standard practices, policies and procedures apply to all similarly situated individuals and the general public.

        o Employees must avoid giving preferential treatment to a director, employee, customer, supplier or others because of a personal relationship.

        o Employees must avoid the appearance of, or actual preferential treatment for themselves, relatives, friends or business associates. Employees may not be involved in Bank matters regarding their own business or the business of their relatives, friends or business associates. In these situations, employees, should have an unrelated employee handle the matter.

3.5     GIFTS TO AND FROM DIRECTORS AND EMPLOYEES

Directors and employees are discouraged from accepting gifts of any kind in their capacity as a representative or an employee of the Company. Soliciting or accepting anything of value in connection with a business transaction may be a violation of law, with penalties including both monetary fines and imprisonment. A director or employee, however, is permitted to accept gifts of nominal value, except if the gift would affect, or may be perceived to affect, the judgment or objectivity of that individual of where there is an intention to influence or reward any business decision or transaction, whether before or after the decision is discussed or consummated. GIFTS EXCEEDING $100.00 IN VALUE MUST BE REPORTED TO THE COMPLIANCE OFFICER WITHIN TEN (10) DAYS OF RECEIPT.

We recognize the following exceptions to the prohibition on accepting of gifts, which are listed below and which would not violate this Code:

        o MEALS AND ENTERTAINMENT. Employees may periodically give or receive meals, refreshments, or other forms of entertainment, including tickets to sporting events, etc., if:

                o       The items are of reasonable value;
                o The purpose of the meeting or attendance at the event is business related; and
                o The expense would be paid by the Company as a reasonable business expense if not provided by another party.

        o ADVERTISING AND PROMOTIONAL MATERIALS. Employees may occasionally accept or give advertising or promotional materials of nominal value, such as pens, pencils, notepads, calendars, etc. Gifts of promotional and advertising materials should not exceed $100.00 in value.

        o CASH AND PERSONAL GIFTS. Gifts to employees from customers generally are intended as sincere expressions of friendship and appreciation based on the personal relationships that often develop in the normal conduct of business. GIFTS OF CASH, IN ANY AMOUNT, and any other gifts valued in excess of $100.00, whether


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                in the form of food, merchandise, unusual discounts,
                entertainment or the use of customer or supplier facilities, SHOULD BE COURTEOUSLY DECLINED as contrary to Bank policy. Properly handled, this can be done without offense. GIFTS OF CASH INCLUDE CASH EQUIVALENTS SUCH AS GIFT CERTIFICATES, CHECKS, MONEY ORDERS, SECURITIES OR OTHER ITEMS THAT MAY READILY BE CONVERTED TO CASH. Acceptance of gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those between the parents, children or spouse of a corporation official) where the circumstances make it clear that those relationships, rather than the business of the corporation, are the motivating factor are acceptable.

        o GIFTS REWARDING SERVICE OR ACCOMPLISHMENT. Employees may accept gifts from a civic, charitable or religious organization specifically related to the employee's service or accomplishment.

        o DISCOUNTS OR REBATES. Employees may take advantage of discounts on the Company's products or services if they are offered to all employees generally. Employees may also periodically accept discounts or rebates on merchandise or services from a customer or supplier, provided that such discounts or rebates are offered with the same terms and conditions to all other employees, and the value of such discounts or rebates does not exceed $100.00. This limitation does not apply to discounts or rebates widely available to the general public.

3.6     GIFTS TO GOVERNMENT OFFICIALS.

Various laws and regulations impose certain restrictions on giving anything of value (including office space, meals, transportation, etc.) to elected and appointed officials, including employees of the Company's regulatory agencies. Registered lobbyists are subject to additional restrictions. Employees should consult CFO, JOHN LOTARDO AT (718) 677-4411 before entertaining or providing goods or services to these individuals.

3.7     MEMBERSHIPS ON CORPORATE BOARDS OR ADVISORY COMMITTEES

If you are considering accepting an invitation to serve as a board member of an outside company, advisory board, committee or agency, you must first obtain appropriate approval from CHAIRMAN, PRESIDENT AND C.E.O. ANTHONY J. MONTEVERDI.

The Company's consent is not required for membership on the boards of charitable or community organizations, as long as such activity does not conflict or interfere with your duties as a Bank employee and does not reflect negatively on the Company.

In general, it is permissible to serve as a director (or in a substantially similar capacity) of another company only under the following circumstances:

        o The other company must not be a competitor of the Company or be engaged in a business that enhances the marketability of or otherwise supports the products or services of a competitor of the Company.


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        o       If the company is one in which the Company has invested, the prior consent of the President and Chief Executive Office of the Company must be obtained.
        o You must not make, participate in or influence decisions on behalf of the Company that relate to the Company's relationship with the other company.
        o The company's business must not be illegal, immoral or otherwise reflect negatively on the Company.

3.8     OTHER POTENTIAL CONFLICTS OF INTEREST

No statement of policy can address all situations that may present a conflict of interest for employees. The Company must rely on the character, integrity and judgment of its employees to avoid those situations that may create a conflict of interest, or the appearance of a conflict. In situations not specifically addressed in this Code, or in instances in which employees need additional guidance or explanation regarding a particular situation, employees are encouraged to consult their immediate supervisor, or to contact one of the individuals referenced in Section 1.3 of this Code.

SECTION 4 - USE OF BANK PROPERTY AND BANK TIME

4.1     GENERAL

In order to maintain our efficient operation, all Bank property should be closely protected and used primarily for business-related purposes. This limitation includes, but is not limited to, the following:

        o Employees' use of Bank technology, including voicemail, electronic mail, facsimiles, internet and other electronic communication should be primarily for business-related purposes, and should be used in a manner that does not adversely affect the Company's reputation or that of its employees:

        o Employees should exercise caution in safeguarding all electronic programs and technology, date and communications, including any and all information accessed inadvertently or in error;

        o Employees should exercise a reasonable amount of caution in ensuring the physical security of Bank property, including laptop computers, mobile telephones, pagers and other mobile equipment belonging to the Company, especially when such property is used off Bank premises;

        o Employees should not use, modify or provide access to Bank property, including facilities, records technology, data and documentation, except as authorized in the course of employment; and

        o Employees are prohibited from creating or using unlicensed copies of computer software programs, whether proprietary or standard.


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4.2     USE OF INTELLECTUAL PROPERTY

Any and all innovations created by a Bank employee in his/her capacity as an employee become the exclusive property of the Company, and cannot be used for any other purpose without the express prior written consent of the Company. These innovations are generally considered "intellectual property," which belong exclusively to the Company, and include, but are not limited to, the following examples:

        o Innovations in products and services, whether actually developed and implemented during the employee's tenure with the Company;

        o All forms of expression prepared by employees of the Company in the course of employment, including those committed to paper, e-mail, facsimile transmissions, computer memory, audio, video or other tangible medium;

        o Any work product of any employee created or developed in the course of employment which qualifies as an invention for patent protection;

        o All confidential information such as computer software programs, manuals, handbooks, documentation, customer lists or databases, client profiles or marketing strategies and plans; and

        o All Bank names, trademarks, servicemarks, product names, program names and other forms of identification.

4.3     REMOVAL OF BANK PROPERTY

The improper removal of Bank property from the premises is prohibited. This includes unauthorized disclosure or transmittal of Bank information or Bank records or materials to outside parties. Upon termination of employment with the Company, employees are required to return all Bank property to the Company. This includes intellectual property, described in Section 4.2 above, all hard copy and computer stored information data and documentation, whether originals or copies, customer lists and databases, computer hardware and software, statistical or other scientific analysis, product pricing information, including formulas and models, financial data and analysis, cellular telephones and pagers, corporate credit cards and telephone access cards, facilities access cards and keys and any other Bank information or property obtained or acquired during an employee's tenure with the Company. To the extent permitted by applicable law, the Company reserves the right to withhold compensation or other payments from employees until all property has been returned.

4.4     USE OF BANK TIME

During working hours and during any period of time that any employee is utilizing Bank facilities or equipment, employees should devote substantially all of the employee's time to his/her employment duties.


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4.5     REBATES OR REFUNDS TO BANK

Payments to or by employees in the nature of a bribe or kickback are strictly prohibited. Any rebate, refund or any form of compensation not specifically provided by or authorized by the Company, received either directly or through a third party and paid either to or by employees are prohibited. Bank policy permits employees to retain miles or points earned from airlines, hotels, car rental agencies, etc., for personal use, and therefore miles or points are excluded from the requirements of this provision.

4.6     ACCOUNTING PRACTICES

All employees are expected to observe and comply with generally accepted accounting principles, the system of internal controls and disclosure controls and procedures established by the Company and provisions of the federal securities laws requiring that corporate books and records accurately and fairly reflect in reasonable detail the financial condition and results of operations of the Company. Bank policies reflect in reasonable detail the financial condition and results of operations of the Company. Bank policies are intended to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to the SEC and in the Company's public statements. In furtherance of these requirements, employees must practice the following;

        o No false, misleading or artificial entries shall be made on corporate books, records and reports for any reason;

        o No undisclosed or unrecorded corporate funds or assets shall be established for any purpose; and

        o No payments from corporate funds or other assets shall be approved or be made with the intention or understanding that any part of such payment will be used for any purpose other than that described by the documents supporting the payment. All payments must be supported with appropriately approved purchase orders, invoices or receipts, expense reports or other customary documents, all in accordance with established policy.

In accordance with the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002, it is unlawful for any officer or director of the Company or any other person acting under the direction of such person, to take any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the performance of any audit of the Company's financial statements for the purpose of rendering such financial statements materially misleading.


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SECTION 5 - POLITICAL, GOVERNMENTAL AND NON-PROFIT CONTRIBUTIONS AND ACTIVITIES

5.1     GENERAL

Employees are encouraged to actively participate in our government and political processes. However, participation must be in the employees and agents of the Company who have been formally engaged to act on behalf of the Company may participate in political activities in that capacity.

No employee may make a contribution on behalf of the Company, or offer the use of Bank facilities, equipment or personnel in connection with any political party, candidate or election, whether partisan or non-partisan.

5.2     HOLDING PUBLIC OFFICE

Generally, state and local governments have specific rules governing the employment of individuals seeking or holding public office. Employees may be permitted to serve in either an elected or appointed capacity for a political or governmental office so long as those duties do not conflict with the employee's duties and responsibilities with the Company. Employees who wish to run for an elected political office or be appointed to a government position must obtain approval of the Company. If approval is granted, the following guidelines will apply:

        o Any employee also serving as a public official will not be reimbursed by the Company for any expense incurred in seeking or holding public office.

        o Any employee also serving as a public official may not use the Company's facilities or resources, including Bank time, to perform any activity related to the employee's public office, including activities related to election and campaigning; and

        o Any employee also serving as a public official, or seeking to be elected or appointed to any public position, must exercise reasonable care and judgment in avoiding the appearance of sponsorship or endorsement by the Company's names, trademarks or servicemarks, in advertising or campaign materials, or in any other form of communication or correspondence.

5.3     PARTICIPATION IN NON-PROFIT ORGANIZATIONS

Employees are encouraged to actively participate in non-profit organizations that support the communities and customers served by the Company. The Company provides many opportunities for its employees to participate in non-profit services and events, and also encourages employees to participate in activities beyond those sponsored or promoted by the Company.

In instances in which an individual participates in non-profit activities or services in their capacity as an employee of the Company, employees must do so with the same level of ethics, professionalism and integrity exercised in the workplace. This includes a duty to avoid situations that may present a conflict of interest or the appearance of a conflict. Employees must not represent that they are making decisions on behalf of the Company. Any pledge or gesture of the Company's support or participation in a non-profit organization must receive advance approval from JESUS ADIA AT (718) 677-4425 or by e-mail at JADIA@FLATBUSHFED.COM.

SECTION 6 - PERSONAL CONDUCT

6.1     GENERAL

Employees are the Company's most valuable asset, and the proper conduct of employees is essential to the success of the Company. It is imperative that all employees conduct their daily activities, transactions and interactions with customers, fellow employees, our regulators and others with the highest standard of integrity and professionalism. Employees should act in a courteous and considerate manner at all times, and should be respectful of the rights of others. Employees are expected to refrain from any dishonest or inappropriate act in connection with their employment. The Company at its discretion, is the sole determiner of what types of conduct are improper, and what, if any, action will be taken in instances in which employees exhibit improper or inappropriate behavior. Inappropriate behavior includes any activity through which an employee reduces or destroys his or her effectiveness, the effectiveness of a fellow employee, or the ability of the Company to serve its customers.

Employees are required to maintain eligibility for coverage under the Company's fidelity bond under federal law and as a condition of employment. Employees are also expected to exhibit appropriate behavior outside of the workplace, as improper behavior beyond the confines of one's employment may also reflect negatively on the Company.

6.2     CORPORATE POLICIES

All directors and employees are required to comply with the requirements of all policies of the Company. Directors and employees must also comply with the procedures implementing and effectuating the provisions of these policies.

This section applies to all Bank policies, including, but not limited to, human resource policies, legal and compliance policies, privacy and security policies, corporate governance guidelines, as well as this Code. Failure to comply with Bank policies and procedures (including this Code) may result in disciplinary action including, in severe situations, immediate termination of employment.

SECTION 7 - ADMINISTRATION AND WAIVERS

7.1     ADMINISTRATION

This Code will be administered and monitored by the Company's Compliance Officer. General questions and requests for additional information on this Code should be directed to this department at the telephone number and e-mail address in Section 1.3.


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7.2     WAIVERS AND AMENDMENTS

Any requests for waivers of the Code for employees who are not executive officers must be directed through your supervisor to the COMPLIANCE OFFICER. Requests for waivers for directors and executive officers must be directed to the Board of Directors. Only the Board of Directors may waive the applicability of the Code for a director or executive officer. Any waiver granted to directors or executive officers, including the principal executive officer and the principal accounting officer, and the reasons for granting the waiver, and any change in the Code applicable to directors and executive officers, including the principal executive officer and the principal accounting officer, must be promptly disclosed to the public as required by law or by the listing rules of the Nasdaq.

Any amendments to the Code must be approved by the board of directors of the Company.

7.3     MISCELLANEOUS

It is the Company's intention that this Code of Business Conduct and Ethics be the written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002, complying with the standards set forth in SEC Regulation S-K Item 406.


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